Century Aluminum Company

Incentive Compensation Plan

(Amended and Restated Effective June 9, 2006)

PREAMBLE: This is an amendment and restatement of that Amended and Restated Incentive Compensation Plan adopted November 28, 2001, to be effective June 9, 2006.

1.    NAME

The name of this Plan is the Incentive Compensation Plan (“Plan”) of Century Aluminum Company and its Subsidiaries.

2.    PURPOSE

The purpose of the Plan is to motivate, through incentive awards paid in cash in accordance with the provisions hereof, employees of the Company and its Subsidiaries who occupy key executive positions and who have contributed, or can contribute, to the growth and profits of the Company and its Subsidiaries. Awards, if any, under this Plan will be based primarily on the Participant's individual performance, although the Committee will consider the overall performance of the Company in determining whether to make awards and the size of awards it elects to make.

3.    DEFINITIONS

A.	“Board” shall mean the Board of Directors of the Company.

B.	“Committee” shall mean the Compensation Committee of the Board, two members or more of whom shall be “outside directors” within the meaning of Internal Revenue Section 162 (m).

C.	“Company” shall mean Century Aluminum Company.

D.	“Participant” shall mean any full-time or part-time salaried employee of the Company or of a Subsidiary who is selected by the Committee to receive an award under this Plan.

E.	“Subsidiary” shall mean any corporation the voting stock of which is owned 50% or more, directly or indirectly, by the Company.

4.    AWARDS

A.
For the calendar year 2006, and for each year thereafter during which the Plan shall remain in effect, the Committee shall determine the following, in its discretion, on or before December 15 of such year:

(i)  The total dollar amount of the awards for such year to be awarded to all Participants, and

(ii)  The dollar amount of the award or the percentage of the total awards for such year to be awarded to each Participant.

B.	Awards shall be paid in January of the year following the year in which such award was made.

5.    DESIGNATION OF AWARDS TO PARTICIPANTS

Awards shall be made to a Participant who contributes materially to the success of the Company by his or her ability, ingenuity and industry in achieving such goals as the Committee may determine from time-to-time. The amount, if any, awarded to a Participant shall be within the full discretion of the Committee. If an award is made, it shall be a percentage of a Participant’s base salary on November 30 of the calendar year for which an award is made, or such earlier date during such year as his or her employment may have terminated, provided such termination was due to the death, disability, retirement or other reason approved by the Committee. Suggested ranges are as follows:

Position	Suggested	Ranges
Chairman	35%	100%
CEO	35%	100%
COO	35%	100%
EVP	35%	100%
SVP	35%	100%
VP	35%	100%
Business Unit Head	10%	40%
Senior Operating Staff	10%	40%

An award shall be paid only to a Participant who is employed by, or is upon an approved leave of absence from, the Company or a Subsidiary on the last business day of the year for which an award is made, unless termination of employment during such year was due to death, disability, retirement or other reason approved by the Committee. If an award has been made to a Participant for any year and the employment of such Participant by the Company or a Subsidiary has been terminated prior to the last business day of such year other than by death, disability, retirement or other reason approved by the Committee, no award shall be payable to such Participant.

Awards made to Participants shall be paid in cash. Each cash award shall be paid to a Participant, or in the event of the death of a Participant prior to the payment thereof, to his or her beneficiary, or if no beneficiary has been designated or if a beneficiary who has been designated dies prior to the receipt of payment, to the personal representative of the Participant, no later than March 31 of the year following the year for which such award is made.

6.    PARTICIPATION

An employee eligible to be a Participant hereunder shall participate in awards only to the extent that the Committee may from time to time determine, and any Participant who participates in one year may be excluded from participation in any other year.

7.    TERM

The Plan shall continue until such time as it shall be terminated by action of the Board; provided, however, that upon any termination of the Plan, awards already made to Participants shall continue to be subject to the provisions of the Plan.

8.    ADMINISTRATION

A.	Full power and authority to amend, modify or terminate the Plan shall rest in the Board.

B.
Full power and authority to construe, interpret and administer the Plan shall be vested in the Committee. Any interpretation of the Plan by the Committee or any administrative act by the Committee shall be final and binding on all Participants.

C.
The members of the Committee may appoint from their number such committees with such powers as they shall determine, may authorize one or more of their number or any agent to execute or deliver any instrument or instruments in their behalf, and may employ such counsel, agents and other services as they may require in carrying out their duties.

9.    GOVERNING LAW

This Plan shall be governed by the laws of the State of Delaware. Adopted by the Board of Directors on June 9, 2006.

/s/ Craig A. Davis
Craig A. Davis

/s/ Robert R. Nielsen
Robert R. Nielsen, Secretary